Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated December 10, 2021 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$2,690,000

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due December 15, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a higher return than the current yield on a conventional debt security with the same maturity issued by us and who believe that the 30-Year U.S. Dollar ICE Swap Rate will be at or above the 2-Year U.S. Dollar ICE Swap Rate during the Observation Period.
•	Investors should be willing to forgo the potential to participate in any increase in (or “widening” of) the difference, or the spread, between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate, determined as described below, which we refer to as the Reference Rate Spread, and accept the risk of losing some or all of their principal amount at maturity in exchange for the opportunity to receive fixed Interest Payments. The Interest Payment is a fixed amount and is not linked to the Reference Rate.
•	The payment at maturity, in addition to the Interest Payment due on the Maturity Date, will not be greater than the principal amount of the notes and will depend on the number of calendar days during the Observation Period on which the Reference Rate Spread is greater than or equal to the Trigger Level. For example, if the Reference Rate Spread is greater than or equal to the Trigger Level on 100% of the calendar days during the Observation Period, the payment at maturity will be 100% of the principal amount of the notes. However, if the Reference Rate Spread is greater than or equal to the Trigger Level on only 50% of the calendar days during the Observation Period, the payment at maturity will be 50% of the principal amount of the notes, and if the Reference Rate Spread is greater than or equal to the Trigger Level on 0% of the calendar days during the Observation Period, the payment at maturity will be 0% of the principal amount of the notes and investors will lose all of their principal amount at maturity. Accordingly, investors may lose some or all of their principal amount at maturity.
•	The notes are not traditional fixed income securities. Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest based on the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities, but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest based on either Reference Rate or the Reference Rate Spread; instead, the notes pay Interest Payments that are fixed amounts. In addition, the amount an investor receives at maturity will depend on the performance of the Reference Rate Spread on each calendar day during the Observation Period. If the Reference Rate Spread declines (or “narrows”) to less than the Trigger Level on one or more calendar days during the Observation Period, investors will lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Reference Rate Spread:	The 30-Year U.S. Dollar ICE Swap Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “30-Year Reference Rate”) minus the 2-Year U.S. Dollar ICE Swap Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “2-Year Reference Rate”) (each of the 30-Year Reference Rate and the 2-Year Reference Rate, a “Reference Rate” and collectively, the “Reference Rates”). For any calendar day during the Observation Period that is not a U.S. Government Securities Business Day, the applicable Reference Rate will be deemed to be the same as on the immediately preceding U.S. Government Securities Business Day. In addition, for all calendar days from and including the Rate Cut-Off Date to but excluding the Maturity Date, the Reference Rates will not be observed and will be deemed to be the same as on the Rate Cut-Off Date.
Interest Payments:	You will receive on each Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to $141.70. The Interest Payment is a fixed amount and is not linked to the Reference Rate.
Payment at Maturity:	At maturity, your payment at maturity per $1,000 principal amount note, in addition to the Interest Payment due on the Maturity Date, will be calculated as follows:

$1,000 ×	number of calendar days in the Observation Period that the Reference Rate Spread is greater than or equal to the Trigger Level number of calendar days in the Observation Period

If the Reference Rate Spread is less than the Trigger Level on any calendar day during the Observation Period (and therefore the 30-Year Reference Rate is below the 2-Year Reference Rate on that day), you will lose some or all of your principal amount at maturity. In particular, if the Reference Rate Spread is less than the Trigger Level on every day during the Observation Period, you will lose all of your principal amount at maturity.
Trigger Level:	0.00%
Pricing Date:	December 10, 2021
Original Issue Date:	On or about December 15, 2021 (Settlement Date)
Interest Payment Dates†:	December 15, 2022 and the Maturity Date
Observation Period:	The period from and including December 15, 2022 to but excluding the Maturity Date
Rate Cut-Off Date:	The fifth business day immediately preceding the Maturity Date
U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities
Maturity Date†:	December 15, 2023
CUSIP:	48130UZR9
†	Subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$12.50	$987.50
Total	$2,690,000	$33,625	$2,656,375
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $12.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $943.87 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Supplemental Terms of the Notes

Each calendar day during the Observation Period is a Determination Date for purposes of the accompanying product supplement, but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date.”  Instead, it is subject to adjustment as described below.

With respect to any calendar day:

(1)	the “30-Year Reference Rate” refers to the 30-Year U.S. Dollar ICE Swap Rate, which is the rate for U.S. dollar swaps with a designated maturity of 30 years; and
(2)	the “2-Year Reference Rate” refers to the 2-Year U.S. Dollar ICE Swap Rate (together with the 30-Year U.S. Dollar ICE Swap Rate, the “ICE Swap Rates”), which is the rate for U.S. dollar swaps with a designated maturity of 2 years, that, in each case, appears on the Reuters Screen ICESWAP1 Page at approximately 11:00 a.m., New York City time, on that day, as determined by the calculation agent, provided that, if no such rate appears on the Reuters Screen ICESWAP1 Page on that day at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps, will determine the applicable Reference Rate for that day in its sole discretion.

Notwithstanding the foregoing, for any calendar day during the Observation Period that is not a U.S. Government Securities Business Day, the applicable Reference Rate will be deemed to be the same as on the immediately preceding U.S. Government Securities Business Day. In addition, for all calendar days from and including the Rate Cut-Off Date to but excluding the Maturity Date, the Reference Rates will not be observed and will be deemed to be the same as on the Rate Cut-Off Date.

“Reuters Screen ICESWAP1 Page” means the display designated as the Reuters screen “ICESWAP1” or such other page as may replace the Reuters screen “ICESWAP1” on that service or such other service or services as may be nominated for the purpose of displaying rates for U.S. dollar swaps by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating rates for U.S. dollar swaps in the event IBA or its successor no longer does so.

Notwithstanding the foregoing paragraph:

(i)  If the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the applicable Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be (a) the industry-accepted successor rate to the relevant rate for U.S. dollar swaps or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant rate for U.S. dollar swaps; and

(ii) If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, Observation Period, U.S. Government Securities Business Day and Rate Cut-Off Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed

JPMorgan Structured Investments —	PS-1

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the notes. We may appoint a different calculation agent, including ourselves or another affiliate of ours, from time to time after the date of this pricing supplement without your consent and without notifying you.  See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-2

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Rate Spread?

You will receive on each Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to $141.70. The total Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Interest Payment of $141.70 is $283.40.

The following table illustrates the hypothetical payment at maturity, excluding the final Interest Payment, on the notes in different hypothetical scenarios. We make no representation or warranty as to the number of calendar days during the Observation Period on which the Reference Rate Spread will be greater than or equal to the Trigger Level. Each hypothetical payment set forth in the table and examples below assumes that there are 360 calendar days during the Observation Period for ease of reference. The actual number of calendar days during the Observation Period is different from the assumed number of calendar days used here. Each hypothetical payment set forth in the table and examples below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Number of Calendar Days During Observation Period on Which Reference Rate Spread Is Greater Than or Equal to Trigger Level	Percentage of Calendar Days During Observation Period on Which Reference Rate Spread Is Greater Than or Equal to Trigger Level	Payment at Maturity, Excluding Final Interest Payment
360	100.00000%	$1,000.0000
340	94.44444%	$944.4444
320	88.88889%	$888.8889
300	83.33333%	$833.3333
280	77.77778%	$777.7778
260	72.22222%	$722.2222
240	66.66667%	$666.6667
220	61.11111%	$611.1111
200	55.55556%	$555.5556
180	50.00000%	$500.0000
160	44.44444%	$444.4444
140	38.88889%	$388.8889
120	33.33333%	$333.3333
100	27.77778%	$277.7778
80	22.22222%	$222.2222
60	16.66667%	$166.6667
50	13.88889%	$138.8889
40	11.11111%	$111.1111
30	8.33333%	$83.3333
20	5.55556%	$55.5556
10	2.77778%	$27.7778
5	1.38889%	$13.8889
1	0.27778%	$2.7778
0	0.00000%	$0.0000

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The Reference Rate Spread is greater than or equal to the Trigger Level on 360 calendar days during the Observation Period. Because the Reference Rate Spread is greater than or equal to the Trigger Level on 360 calendar days during the Observation Period (i.e., 100% of the calendar days during the Observation Period), the investor receives a payment at maturity, excluding the final Interest Payment, of $1,000 per $1,000 principal amount note, calculated as follows:

$1,000 × 360 / 360 = $1,000

The total amount paid on the notes over the term of the notes is $1,283.40 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The Reference Rate Spread is greater than or equal to the Trigger Level on 180 calendar days during the Observation Period. Because the Reference Rate Spread is greater than or equal to the Trigger Level on 180 calendar days during the Observation Period (i.e., 50% of the calendar days during the Observation Period), the investor receives a payment at maturity, excluding the final Interest Payment, of $500 per $1,000 principal amount note, calculated as follows:

$1,000 × 180 / 360 = $500

The total amount paid on the notes over the term of the notes is $783.40 per $1,000 principal amount note.

Example 3: The Reference Rate Spread is greater than or equal to the Trigger Level on 0 calendar day during the Observation Period. Because the Reference Rate Spread is greater than or equal to the Trigger Level on 0 calendar day

JPMorgan Structured Investments —	PS-3

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

during the Observation Period (i.e., 0% of the calendar days during the Observation Period), the investor receives a payment at maturity, excluding the final Interest Payment, of $0 per $1,000 principal amount note, calculated as follows:

$1,000 × 0 / 360 = $0

The total amount paid on the notes over the term of the notes is $283.40 per $1,000 principal amount note.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Selected Purchase Considerations

•	THE NOTES OFFER HIGHER INTEREST PAYMENTS THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay an Interest Payment of $141.70 per $1,000 principal amount note on each Interest Payment Date, which results in a higher yield than currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	FIXED INTEREST PAYMENTS — The notes offer fixed Interest Payments as specified on the cover of this pricing supplement. Interest Payments will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity only if the Reference Rate Spread is greater than or equal to the Trigger Level on each calendar day during the Observation Period. However, if the Reference Rate Spread is less than the Trigger Level on any calendar day during the Observation Period, you will lose some or all of your principal amount at maturity. For example, if the Reference Rate Spread is greater than or equal to the Trigger Level on 100% of the calendar days during the Observation Period, the payment at maturity will be 100% of the principal amount of the notes. However, if the Reference Rate Spread is greater than or equal to the Trigger Level on only 50% of the calendar days during the Observation Period, the payment at maturity will be 50% of the principal amount of the notes, and if the Reference Rate Spread is greater than or equal to the Trigger Level on 0% of the calendar days during the Observation Period, the payment at maturity will be 0% of the principal amount of the notes and you will lose all of your principal amount at maturity.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — See “Selected Risk Considerations — The Notes Are Not Traditional Fixed Income Securities” in this pricing supplement.
•	RETURN LINKED TO THE SPREAD BETWEEN THE 30-YEAR U.S. DOLLAR ICE SWAP RATE AND THE 2-YEAR U.S. DOLLAR ICE SWAP RATE — The Reference Rate Spread is the difference between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate.

The 30-Year U.S. Dollar ICE Swap Rate is the “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 30-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating three-month USD London Interbank Offered Rate (“three-month USD LIBOR”) based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market.

The 2-Year U.S. Dollar ICE Swap Rate is the “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating three-month USD LIBOR based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year.

The Interest Payment is a fixed amount and is not linked to either Reference Rate or the Reference Rate Spread.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a derivative contract (the “Derivative Contract”) that requires you to pay us at maturity an amount equal to the Deposit in exchange for your receipt of an amount equal to the Payment at Maturity and the Derivative Payments as described below and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your obligation under the Derivative Contract. Under this approach, a portion of each interest payment will be treated as interest on the Deposit, and the remainder as a payment to you under the Derivative Contract (a “Derivative Payment”). You should review the discussion in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Units Each Comprising a Put Option and a Deposit – Notes with a Term of More than One Year” in the accompanying product supplement, reading all references therein to a “Put Option” and “Put Premium” as references to a “Derivative Contract” and “Derivative Payment.” To the extent the discussion in this section is inconsistent with the tax treatment described in that section, the discussion herein is controlling. The remainder of this discussion assumes this treatment is respected, unless otherwise indicated.

Under the treatment described above, your tax consequences of owning and disposing of a note are unclear. Our special tax counsel is of the view that one reasonable treatment of the Derivative Contract is as a notional principal contract, in which case you may be required to accrue the Derivative Payments into income under applicable Treasury regulations periodically (prior to the receipt of the corresponding cash), although it is possible that this income could be offset in whole or part by an imputed deduction, as described in the preamble to certain proposed Treasury regulations governing notional principal contracts with contingent nonperiodic payments (which might affect the treatment of the Derivative Contract at maturity, as discussed further below). To the extent that we have reporting obligations with

JPMorgan Structured Investments —	PS-5

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

respect to the notes, we intend to treat the Derivative Contract as a notional principal contract, and the remainder of this discussion assumes that this treatment is respected, unless otherwise indicated.

In determining our reporting responsibilities, we intend to treat approximately 5.69% of each interest payment as interest on the Deposit and the remainder as the related Derivative Payment. Assuming that the treatment of the notes as units each comprising a Derivative Contract and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income. The treatment of the Derivative Payments is unclear, as described above.

Tax Treatment at Maturity. If a note is held to maturity, any gain or loss recognized by you with respect to the Derivative Contract will be ordinary income or loss to you. If you are an individual, any such loss may be subject to disallowance. You should consult your tax adviser regarding the application of the relevant rules to the maturity of the Derivative Contract, including certain rules relating to the treatment of “nonperiodic payments.”

Sale or Exchange of a Note. Upon sale or exchange of a note prior to maturity, the Deposit will be treated as sold for its fair market value, excluding any accrued but unpaid interest, which will be treated as described above. The amount of gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, minus your tax basis in the Deposit. That gain or loss will be long-term capital gain or loss if you hold the note for more than one year, otherwise it will be short-term capital gain or loss.

The rules related to the “termination” of a notional principal contract under these circumstances are complex, and depend in part upon how the Derivative Payments have been treated prior to the termination. Moreover, it is unclear whether any resulting gain or loss would be ordinary or capital in character. You should consult your tax adviser concerning the tax consequences of a sale or exchange of a note prior to maturity.

Alternative Treatments of the Notes. The tax treatment of the notes is unclear. There are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. For instance, the Derivative Payment could be viewed as in the nature of consideration for entry into a derivative position with respect to the ICE Swap Rate, in which case you might not be required to recognize income prior to maturity. However, the character of any gain or loss recognized in respect of the Derivative Contract would be unclear under this treatment.

Other alternative treatments are possible, under which you could be required to include amounts in income during the term of your notes different from those described above, and/or to treat all or a portion of the gain or loss on the sale or exchange of your notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held the notes. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including the alternative treatments described herein.

Risks Relating to the 2007 Notice. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Derivative Payment might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Derivative Contract.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and below.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity, in addition to the Interest Payment due on the Maturity Date, will not be greater than the principal amount of the notes and will depend on the number of calendar days during the Observation Period on which the Reference Rate Spread is greater than or equal to the Trigger Level. If the Reference Rate Spread is less than the Trigger Level on any calendar day during the Observation Period, you will lose some or all of your principal amount at maturity. For example, if the Reference Rate Spread is greater than or equal to the Trigger Level on 100% of the calendar days during the Observation Period, the payment at maturity will be 100% of the principal amount of the notes. However, if the Reference Rate Spread is greater than or equal to the Trigger Level on only 50% of the calendar days during the Observation Period, the payment at maturity will be 50% of the principal amount of the notes, and if the Reference Rate Spread is greater than or equal to the Trigger Level on 0% of the calendar days during the Observation Period, the payment at maturity will be 0% of the principal amount of the notes and you will lose all of your principal amount at maturity.

JPMorgan Structured Investments —	PS-6

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

•	YOUR PAYMENT AT MATURITY ON THE NOTES IS BASED ON THE PERFORMANCE OF THE REFERENCE RATE SPREAD, WHICH MAY NARROW SIGNIFICANTLY DURING THE OBSERVATION PERIOD TO A NEGATIVE SPREAD — The Reference Rate Spread may narrow significantly during the Observation Period to a negative spread, as a result of the factors described under “— Risks Relating to the Reference Rate Spread — The Reference Rate Spread Will Be Affected By a Number of Factors and May Be Volatile” below. If the Reference Rate Spread is less than the Trigger Level on any calendar day during the Observation Period, you will lose some or all of your principal amount at maturity. You should not invest in the notes if you do not understand the Reference Rates, the Reference Rate Spread or have no view on longer-term rates relative to shorter-term rates.

The Reference Rate Spread will narrow and may become negative if (i) the 30-Year Reference Rate decreases or remains constant while the 2- Year Reference Rate increases or (ii) the 30-Year Reference Rate decreases while the 2-Year Reference Rate increases or remains constant. However, even if the Reference Rates move in the same direction (i.e., both Reference Rates are increasing or decreasing at the same time), if (i) the 2-Year Reference Rate increases by more than 30-Year Reference Rate increases or (ii) the 30-Year Reference Rate decreases by more than 2-Year Reference Rate decreases, the Reference Rate Spread will narrow and the Reference Rate Spread could be less than the Trigger Level during the Observation Period. Any of these scenarios increases the likelihood that the Reference Rate Spread will be less than the Trigger Level during the Observation Period, which will result in a greater potential for a loss of some or all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest based on the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities, but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest based on either Reference Rate or the Reference Rate Spread; instead, the notes pay Interest Payments that are fixed amounts. In addition, the amount an investor receives at maturity will depend on the performance of the Reference Rate Spread on each calendar day during the Observation Period. If the Reference Rate Spread narrows to less than the Trigger Level on one or more calendar days during the Observation Period, investors will lose some or all of their principal amount at maturity.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE REFERENCE RATE SPREAD — The appreciation potential of the notes is limited to the sum of the Interest Payments paid over the term of the notes, regardless of any increase in the Reference Rate Spread, which may be significant. The Interest Payment is a fixed amount and is not linked to the Reference Rate. You will not participate in any increase in the Reference Rate Spread. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Rate Spread during the term of the notes.
•	THE REFERENCE RATE SPREAD ON SOME CALENDAR DAYS DURING THE OBSERVATION PERIOD WILL BE BASED ON THE REFERENCE RATES ON PRIOR DAYS — The payment at maturity is based on the Reference Rate Spread on each calendar day during the Observation Period. However, for any calendar day during the Observation Period that is not a U.S. Government Securities Business Day (such as Saturdays and Sundays), the Reference Rates will be deemed to be the same as on the immediately preceding U.S. Government Securities Business Day. In addition, for all calendar days from and including the Rate Cut-Off Date to but excluding the Maturity Date, the Reference Rates will not be observed and will be deemed to be the same as on the Rate Cut-Off Date. Accordingly, for any of these calendar days, if the Reference Rate Spread on the relevant prior U.S. Government Securities Business Day is less than the Trigger Level, the Reference Rate Spread on that day will also be less than the Trigger Level. This may result in the Reference Rate Spread being less than the Trigger Level on more calendar days during the Observation Period than if the relevant calendar days are excluded from the Observation Period, which will adversely affect the return on the notes. In addition, this may result in the Reference Rate Spread being less than the Trigger Level on more calendar days during the period from and including the Rate Cut-Off Date to but excluding the Maturity Date than if the actual Reference Rates during that period are used, which will adversely affect the return on the notes.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide

JPMorgan Structured Investments —	PS-7

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. For example, if on any calendar day, either Reference Rate cannot be determined by reference to the applicable Reuters page, the calculation agent will determine that Reference Rate for that day in its sole discretion, after consulting such sources as it deems comparable to the foregoing page, or any such other source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

JPMorgan Structured Investments —	PS-8

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the Reference Rate Spread, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Rate Spread;
•	the time to maturity of the notes;
•	correlation (or lack of correlation) of the Reference Rates;
•	whether the Reference Rate Spread has been, or is expected to be, less than the Trigger Level on any calendar day during the Observation Period;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Rate Spread

•	THE REFERENCE RATE SPREAD WILL BE AFFECTED BY A NUMBER OF FACTORS AND MAY BE VOLATILE — In normal market conditions, longer-term rates are typically greater than shorter-term rates. However, rates do not always exhibit this relationship and, at times, longer-term rates may be less than short-term rates.

Although there is no single factor that determines the spread between rates of different maturities, rate spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically, short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. If historical patterns hold, the Reference Rate Spread would be likely to decrease if the Federal Reserve Board pursues a policy of raising short-term interest rates. Although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions.

The Reference Rate Spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. For example, high demand for longer-dated U.S. treasury notes and bonds may cause the Reference Rate Spread to narrow even in the absence of an increase in short-term interest rates. Additional factors that may affect the Reference Rate Spread include, but are not limited to:

•	changes in, or perceptions about, the Reference Rates;
•	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the Reference Rates (and, therefore, the Reference Rate Spread);
•	prevailing interest rates: the Reference Rates (and, therefore, the Reference Rate Spread) are subject to daily fluctuations depending on the levels of prevailing interest rates in the market generally;
•	sentiment regarding the U.S. and global economies;
•	policies of the Federal Reserve Board regarding interest rates;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets; and
•	performance of capital markets.

These and other factors may have a negative impact on the payment at maturity on the notes and on the value of the notes in the secondary market. As a result of these factors, the Reference Rate Spread may be volatile, which may affect the number of calendar days during the Observation Period on which the Reference Rate Spread is greater than or equal to the Trigger Level. Accordingly, volatility of the Reference Rate Spread may adversely affect your return on the notes.

•	THE ICE SWAP RATES AND THE MANNER IN WHICH THEY ARE CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the ICE Swap Rates are calculated will continue in its current form. Any changes in the method of calculation could reduce the Reference Rate Spread.
•	UNCERTAINTY ABOUT THE FUTURE OF LIBOR MAY ADVERSELY AFFECT THE REFERENCE RATE SPREAD — Each Reference Rate is based on a hypothetical interest rate swap referencing the U.S. Dollar London Interbank Offered Rate (“LIBOR”) with a designated maturity of three months. On March 5, 2021, the U.K. Financial Conduct Authority, which regulates LIBOR, confirmed that 3-month U.S. Dollar LIBOR settings will cease to be provided by any administrator or no longer be representative immediately after June 30, 2023. It is impossible to predict the impact of this announcement on LIBOR rates, the impact of any alternative reference rates or whether any additional reforms to

JPMorgan Structured Investments —	PS-9

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

LIBOR may be enacted in the United Kingdom or elsewhere.  At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of the notes.  Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect the Reference Rate Spread during the Observation Period and your return on the notes.

•	EACH REFERENCE RATE MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF IT IS DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE RATE — If no relevant rate appears on the Reuters Screen ICESWAP1 Page on a relevant day at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps, will determine the applicable Reference Rate for that relevant day in its sole discretion.

Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the applicable Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be (a) the industry-accepted successor rate to the relevant rate for U.S. dollar swaps or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant rate for U.S. dollar swaps.  If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, Observation Period, U.S. Government Securities Business Day and Rate Cut-Off Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

Any of the foregoing determinations or actions by the calculation agent could result in adverse consequences to the value of the Reference Rate Spread used on a calendar day during the Observation Period, which could adversely affect the return on and the market value of the notes.

JPMorgan Structured Investments —	PS-10

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Historical Information

The first graph below sets forth the historical weekly performances of the 30-Year Reference Rate and the 2-Year Reference Rate from January 8, 2016 through December 10, 2021. The 30-Year Reference Rate on December 10, 2021 was 1.688%. The 2-Year Reference Rate on December 10, 2021 was 0.861%.

The second graph below sets forth the historical weekly Reference Rate Spread (i.e., the difference between the 30-Year Reference Rate and the 2-Year Reference Rate) from January 8, 2016 through December 10, 2021. The Reference Rate Spread on December 10, 2021 was 0.827%.

We obtained the levels of the Reference Rates and the Reference Rate Spread above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical values of the Reference Rates and the Reference Rate Spread should not be taken as an indication of future performance, and no assurance can be given as to the value of the Reference Rate Spread on any calendar day during the Observation Period. There can be no assurance that the performance of the Reference Rate Spread will result in the return of any of your principal amount or the payment of any interest.

When reviewing the historical performance of the Reference Rate Spread in the below graph, it is important to understand that, because the payment at maturity is based on the Reference Rate Spread, even when the 30-Year Reference Rate increases or the 2-Year Reference Rate decreases, you may lose some or all of your principal amount at maturity. See “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Investment in the Notes May Result in a Loss” and “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Payment at Maturity on the Notes Is Based on the Performance of the Reference Rate Spread, Which May Narrow Significantly During the Observation Period to a Negative Spread” in this pricing supplement.

JPMorgan Structured Investments —	PS-11

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

JPMorgan Structured Investments —	PS-12

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Rate Spread?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

JPMorgan Structured Investments —	PS-13

Yield Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate